Exhibit 99.1

www.casipharmaceuticals.com

CASI PHARMACEUTICALS ANNOUNCES PRELIMINARY FOURTH QUARTER AND FULL-YEAR 2021 REVENUES AND PROVIDES BUSINESS UPDATES

Expects to Report EVOMELA® (melphalan for injection) Fourth Quarter 2021 Unaudited Revenue of Approximately $9.12 Million and Full-Year 2021 Unaudited Revenue of Approximately $30 Million, exceeding guidance

Pipeline Assets Continue to Progress, NMPA Granted CTA Approval for BI-1206;

CID-103 Phase 1 Enrolling Patients at French and UK Sites

ROCKVILLE, MD. and BEIJING, China (February 16, 2022) CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products, today announced preliminary and unaudited revenues for the fourth quarter and full-year 2021 and provided an update on key highlights for 2022.

Wei-Wu He, Ph.D., CASI’s Chairman and Chief Executive Officer, commented “In March 2021, we in licensed CB-5339, a first-in-class VCP/p97 inhibitor for the greater China market. In June 2021, we dosed our first patient in our CID-103 program, a fully human IgG1 anti-CD38 monoclonal antibody’s Phase 1 study; and in December 2021, we received CTA approval from CDE for BI-1206, a first-in-class novel anti-FcγRIIB antibody. Thanks to the efforts of the global CASI team, we have been able to successfully advance our pipeline initiatives during 2021 and position ourselves for continued progress during 2022.”

“With EVOMELA as our primary commercial product, we have built a commercial group of more than 100 hematology sales and medical marketing specialists in China. We believe that we have significantly increased the value of our commercial franchise and that our commercial franchise brings us closer to the key opinion leaders in the Chinese hematology-oncology space. We believe that the value of our commercial franchise is also is a key reason many global innovators choose to partner with us due to our access to the market and local clinical development resources. In 2021, our commercial franchise has thoroughly prepared for the anticipated China NDA filing of CD19 CAR-T program, which we currently expect to be in late 2022 or early 2023” Dr. He commented.

Dr. He continued, “Our achievements in 2021 form a great foundation from which we plan to build upon throughout 2022 and beyond. We continue preparations for the commercialization of CNCT-19. During 2022, we anticipate that EVOMELA will continue to be the core of our commercial operation, while we further progress our other pipeline assets. During 2022, we anticipate the start of the BI-1206 phase I trial in China; CB-5339 is expected to receive CTA approval from NMPA during 2022; and CID-103’s Phase I study will continue. We are excited by our momentum and will continue to execute on several key milestones across our broad portfolio in the quarters ahead.”

Preliminary and Unaudited Fourth Quarter and Unaudited Full-Year 2021 Revenues, Cash Position, and 2022 EVOMELA® (melphalan for injection) Revenue Guidance

•	The Company anticipates that it will report EVOMELA® revenue of approximately $9.12 million for the fourth quarter ended December 31, 2021, and approximately $30 million for the full-year ended December 31, 2021, exceeding the projected $27 million guidance, and representing a 100% percent increase over the 2020 revenue of $15 million.

•	The Company is targeting full-year 2022 revenue guidance of more than 30% growth over 2021 for EVOMELA®.

•	CASI expects to report approximately $38.7 million of cash and cash equivalents as of December 31, 2021.

•	The Company’s fourth quarter and full-year 2021 revenues are preliminary and are subject to the completion of the Company’s 2021 audit. Complete fourth quarter and full-year 2021 financial results will be reported in March 2022.

Key Highlights for 2021

CASI continues to advance pipeline products through clinical trial stages in China and globally.

•	Our partner, Juventas Cell Therapy Ltd (“Juventas”), continues the development of CNCT19, an autologous CD19 CAR-T investigative product for which CASI has co-commercial and profit-sharing rights. CNCT19 is being developed as a potential treatment for patients with hematological malignancies which express CD19 including, B-cell acute lymphoblastic leukemia (“B-ALL”) and B-cell non-Hodgkin lymphoma (“B-NHL”). The Phase 1 studies in B-ALL and B-NHL in China have been completed by Juventas. The Phase 2 B-ALL and B-NHL registration studies are both currently enrolling.

•	Along with our partner, BioInvent, we continue to progress the development and regulatory framework for BI-1206 in China. The National Medical Products Administration (NMPA) granted BI-1206 Clinical Trial Application (CTA) approval in December 2021. EC approval from a leading investigational site was granted in January 2022. BI-1206 is BioInvent’s lead drug candidate and is currently being investigated in two Phase 1/2 trials. One is evaluating the BI-1206 combination with rituximab for the treatment of non-Hodgkin lymphoma, which includes patients with FL, MCL and marginal zone lymphoma (MZL) who have relapsed or are refractory to rituximab. A second Phase 1/2 trial is investigating BI-1206 in combination with anti-PD1 therapy Keytruda® (pembrolizumab) in solid tumors.

•	CB-5339 CTA application for the Multiple Myeloma indication is in preparation after receiving pre-IND feedback from NMPA in January 2022. Cleave Therapeutics is responsible for the ex-China development of CB-5339, an oral second-generation, small molecule VCP/p97 inhibitor, and is evaluating the molecule, in a Phase 1 clinical trial in patients with acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS).

•	CID-103 is a fully human IgG1 anti-CD38 monoclonal antibody recognizing a unique epitope that has demonstrated encouraging preclinical efficacy and safety profile compared to other anti-CD38 monoclonal antibodies. CASI maintains exclusive global rights and is developing CID-103 for the treatment of patients with multiple myeloma. The Phase 1 dose escalation and expansion study of CID-103 in patients with previously treated relapsed or refractory multiple myeloma is ongoing in France and the UK.

About CASI Pharmaceuticals

CASI Pharmaceuticals, Inc. is a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products in China, the United States, and throughout the world. The Company is focused on acquiring, developing, and commercializing products that augment its hematology oncology therapeutic focus as well as other areas of unmet medical need. The Company intends to execute its plan to become a leader by launching medicines in the greater China market leveraging the Company’s China-based regulatory and commercial competencies and its global drug development expertise. The Company’s operations in China are conducted through its wholly-owned subsidiary, CASI Pharmaceuticals (China) Co., Ltd., which is located in Beijing, China. The Company has built a commercial team of more than 100 hematology and oncology sales and marketing specialists based in China. More information on CASI is available at www.casipharmaceuticals.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations, and goals. Forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on The Nasdaq Capital Market; the volatility in the market price of our common stock; the outbreak of the COVID-19 pandemic and its effects on global markets and supply chains; the risk of substantial dilution of existing stockholders in future stock issuances; the difficulty of executing our business strategy in China; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates, including with respect to Bi-1206, CB-5339 and CID-103; our lack of experience in manufacturing products and uncertainty about our resources and capabilities to do so on a clinical or commercial scale; risks relating to the commercialization, if any, of our products and proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); our inability to predict when or if our product candidates will be approved for marketing by the U.S. Food and Drug Administration (FDA), National Medical Products Administration (NMPA), or other regulatory authorities; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates, including with respect to our partnerships with Juventas and BioInvent; the risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; the risks associated with our product candidates, and the risks associated with our other early-stage products under development; the risk that result in preclinical and clinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; our ability to protect our intellectual property rights; our ability to design and implement a development plan for our ANDAs held by CASI Wuxi; the lack of success in the clinical development of any of our products; and our dependence on third parties; the risks related to our dependence on Juventas to conduct the clinical development of CNCT19 and to partner with us to co-market CNCT19; risks related to our dependence on Juventas to ensure the patent protection and prosecution for CNCT19; risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); risks relating to interests of our largest stockholders and our Chairman and CEO that differ from our other stockholders; and risks related to the development of a new manufacturing facility by CASI Wuxi. Such factors, among others, could have a material adverse effect upon our business, results of operations, and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition, and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

EVOMELA® is proprietary to Acrotech Biopharma LLC and its affiliates.

COMPANY CONTACT: Rui Zhang CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Xuan Yang Solebury Trout 646.378.2975 xyang@soleburytrout.com